FOR:	WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor & Public Relations
(304) 905-7021

WesBanco, Inc. Consummates Merger with Farmers Capital Bank Corporation and Appoints Director

Wheeling, WV, August 20, 2018 – WesBanco, Inc. (Nasdaq:WSBC) ("WesBanco"), a diversified, multi-state bank holding company, and Farmers Capital Bank Corporation ("Farmers") (Nasdaq:FFKT), a bank holding company with total assets of approximately $1.6 billion and headquartered in Frankfort, KY, jointly announced today the consummation of WesBanco's acquisition of Farmers, and the appointment of Michael J. Crawford, a former Farmers director, to the WesBanco board of directors.  Todd F. Clossin, President and Chief Executive Officer, of WesBanco and Lloyd C. Hillard, Jr., President and Chief Executive Officer, of Farmers made the joint announcement.

The merger, announced on April 19, 2018, received all appropriate regulatory agency approvals, and, on July 23, 2018, was approved by the shareholders of Farmers.  Under the terms of the Agreement and Plan of Merger, Farmers shareholders will receive 1.053 shares of WesBanco common stock and cash in the amount of $5.00 for each share of Farmers common stock held.  In addition, Mr. Hillard will become Chairman of the Central and Southern Kentucky Market Advisory Board for WesBanco, which will be comprised of all other Farmers board members, to help ensure a smooth transition in the local market.

Todd Clossin stated, "We are pleased to welcome the customers and employees of Farmers, and its banking affiliate United Bank & Capital Trust Company ("United Bank"), to the WesBanco family.  I am excited about our opportunities in Kentucky, as we have grown from not having a presence two years ago to now being a top ten financial institution in the state.  We look forward to providing our newest customers with a broader array of banking services, including expanded commercial and mortgage lending capabilities and enhanced trust and wealth management services, as we build on the solid platform that has been created, while maintaining a strong commitment to client service and community banking."

"We are excited to join the WesBanco team, and become an integral part of its nearly 150 year history as a community bank," said Lloyd Hillard, Jr. "WesBanco's extensive experience as a diversified and well-balanced financial institution and demonstrated track record of merger integration and commitment to the communities it serves will greatly benefit our customers and employees."

R. Terry Bennett, Chairman of the Board of Farmers, added, "We welcome WesBanco as our new partner, as we will be in a much stronger position to deliver additional value to our communities."

James C. Gardill, Chairman of the Board of WesBanco, stated, "I share Todd's comments in welcoming the employees and customers of Farmers and United Bank into the WesBanco family.  This is a strategic partnership that adds key market share in excellent markets while combining similar cultures of community banking focus."

Former branches of United Bank will continue to operate under the United Bank name until the data conversion, when they will be transitioned to WesBanco Bank in conjunction with the data processing and signage conversion.  Subsequent to the conversion date, United Bank customers will continue to conduct their regular banking transactions at United Bank's former banking locations.

WesBanco's merger with Farmers significantly expands WesBanco's existing franchise within Kentucky and bridges the gap between its existing Southern Indiana/Kentucky and Southeast Ohio/Huntington, West Virginia markets.  Furthermore, the merger creates a multi-state bank holding company of approximately $12.8 billion in total assets providing banking and wealth management services, including approximately $4.5 billion in assets under management, through 211 financial centers in Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  Prior to the merger with WesBanco, Farmers operated 34 branches across Kentucky.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $10.9 billion (as of June 30, 2018).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $4.0 billion of assets under management (as of June 30, 2018), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 211 financial centers (including the locations of Farmers Capital Bank Corporation) in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements
Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Farmers, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Farmers may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the  merger may make it more difficult to maintain relationships with clients, associates, or suppliers;  changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2017 Annual Report on Form 10-K, and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including Forms 10-Q for the periods ending March 31 and June 30, 2018. All forward-looking statements included in this filing are based on information available at the time of the release.  Neither WesBanco nor Farmers assumes any obligation to update any forward-looking statement.